UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 23, 2006

NCI BUILDING SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14315	76-0127701
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10943 North Sam Houston Parkway West
Houston, Texas	77064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 897-7788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 (a). Entry into a Material Definitive Agreement.

On October 24, 2006, NCI Building Systems, Inc. (“NCI”) announced that Albert R. Ginn, Jr. (“Mr. Ginn”), NCI’s Chairman and Chief Executive Officer, will be stepping down from the Chief Executive Officer position at the end of calendar 2006. At a meeting held on October 23, 2006 (the “Meeting”), the Board of Directors of NCI (the “Board”) approved a separation and consulting agreement (the “Agreement”) between Mr. Ginn and NCI. The Agreement provides, among other things, that as of the close of business on December 31, 2006, Mr. Ginn will resign as Chief Executive Officer of NCI and from all positions as an officer and director of NCI’s subsidiaries, but will remain as Chairman of the Board and as a director of NCI until December 31, 2007. Mr. Ginn will thereafter remain as a consultant to NCI from December 31, 2007 through December 31, 2017. NCI will record an expense in the fourth fiscal quarter of approximately $503,000 after-tax, or approximately $0.03 per diluted share, for the net present value of consulting fees to be paid to Mr. Ginn under the Agreement during such period. The terms of the Agreement, a copy of which is being filed as Exhibit 10.1 to this Report, are hereby incorporated by reference in their entirety.

Item 1.01 (b). Amendment of a Material Definitive Agreement.

At the Meeting, the Board also took the following actions:

(i) Amended and Restated Deferred Compensation Plan

The Board approved an Amended and Restated Deferred Compensation Plan for NCI (as amended and restated, the “Deferred Compensation Plan”). The Deferred Compensation Plan allows officers and key employees of NCI to defer up to 80% of their annual salary and up to 90% of their bonus until a specified date in the future, including at or after retirement. The Deferred Compensation Plan also allows directors of NCI to defer up to 100% of their annual fees and meeting attendance fees until a specified date in the future, including at or after retirement. The Deferred Compensation Plan also permits NCI to make contributions on behalf of NCI employees who are impacted by the federal tax compensation limits under the NCI 401(k) plan, and to receive a restoration matching amount which, under the current NCI 401(k) terms, will be at 4% and up to 6% of compensation in excess of those limits, based on the performance of NCI. In addition, the Deferred Compensation Plan provides for NCI to make discretionary contributions to employees who have elected to defer compensation under the plan.

The Amended and Restated Deferred Compensation Plan will be effective for compensation beginning in calendar 2007. The Board also approved the establishment of a rabbi trust for the purpose of securing NCI’s obligations under the Deferred Compensation Plan and the formation of an administrative committee to manage the Deferred Compensation Plan and its assets.

(ii) Amendment to 2003 Long-Term Stock Incentive Plan

The Board approved an amendment to NCI’s 2003 Long-Term Stock Incentive Plan (as amended and restated March 11, 2005, the “2003 Plan”). The 2003 Plan was amended to change the determination of the fair market value of a share of NCI’s common stock (“Common Stock”) from the closing sales price of the Common Stock on the last market trading day prior to the date of determination to the closing sales price of the Common Stock on the date of determination. The terms of the First Amendment to the 2003 Plan, a copy of which is being filed as Exhibit 10.2 to this Report, are hereby incorporated by reference in their entirety.

(iii) Amended and Restated Forms of Restricted Stock Award Agreements

The Board approved amended and restated forms of Restricted Stock Agreements relating to the 2003 Plan. The forms were amended and restated to, among other things, provide for a different vesting schedule of the restricted stock and allow NCI to withhold the par value of restricted stock provided to NCI employees from such employees’ paychecks. The terms of the amended and restated forms of Restricted Stock Agreements relating to the 2003 Plan, copies of which are being filed as Exhibits 10.3, 10.4 and 10.5 to this Report, are hereby incorporated by reference in their entirety.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a) See Item 1.01 (a) above.

(b) At the Meeting, the Board elected Norman C. Chambers (“Mr. Chambers”), age 57, to the office of Chief Executive Officer of NCI upon the effectiveness of Mr. Ginn’s resignation. Mr. Chambers will assume the office of Chief Executive Officer of NCI in addition to his current position as President and Chief Operating Officer. Since April 2004, Mr. Chambers has served as NCI’s President and Chief Operating Officer and as one of NCI’s directors since May 2003. Mr. Chambers also serves on the Executive Committee of NCI’s Board. The press release announcing Mr. Ginn’s resignation, as described in Item 1.01 (a) hereof, and Mr. Chambers’ election to the office of Chief Executive Officer of NCI, is attached hereto as Exhibit 99.1.

Prior to joining NCI, Mr. Chambers was a director and President of Comfort Systems USA, Inc., a provider of heating, ventilation and air conditioning services, from November 2002 until April 2004, and also served as Chief Operating Officer of Comfort Systems USA, Inc from February 2003 until April 2004. From November 2001 to October 2002, Mr. Chambers was Chief Operating Officer of Capstone Turbine Corporation, a distributive generation technology company. Mr. Chambers has over twenty-five years of experience in the engineering and construction industry.

The terms of the employment agreement dated April 12, 2004 between NCI and Mr. Chambers, which was described in NCI’s Definitive Proxy Statement filed on January 26, 2006, are hereby incorporated by reference into this Item 5.02 (b).

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description

10.1	Agreement dated October 24, 2006 between NCI Building Systems, Inc. and Albert R. Ginn, Jr.

10.2	NCI Building Systems, Inc. First Amendment to the 2003 Long-Term Stock Incentive Plan.

10.3	Amended and Restated Form of Restricted Stock Award Agreement for Senior Executive Officers.

10.4	Amended and Restated Form of Restricted Stock Award Agreement for Non-Employee Directors.

10.5	Amended and Restated Form of Restricted Stock Award Agreement for “Key Employees”.

99.1	Press Release issued by NCI Building Systems, Inc. on October 24, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCI BUILDING SYSTEMS, INC.

By:	/s/ Frances Powell
Name:	Frances Powell
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Dated: October 27, 2006

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